Exhibit 23(b)




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement and related Prospectus of Western Resources, Inc. regarding the registration of $550 million First Mortgage Bonds of our reports dated January 24, 1997 (February 7, 1997 with respect to Note 2 of the Notes to the Consolidated Financial Statements), included in or incorporated by reference in Western Resources, Inc.'s Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this Registration Statement and related Prospectus.

                               /s/ ARTHUR ANDERSEN LLP




Kansas City, Missouri,
April 29, 1997